EXHIBIT 21 — SUBSIDIARIES OF REGISTRANT

	Jurisdiction of	Name Under Which
Subsidiary	Incorporation	Business is Done

Horizon Bank, National Association	United States	Horizon Bank

Horizon Trust & Investment Management, National Association (a subsidiary of Horizon Bank)	United States	Horizon Trust and Investment Management

Horizon Insurance Services, Inc. (a subsidiary of Horizon Bank)	Indiana	Horizon Insurance Services

Horizon Investments, Inc. (a subsidiary of Horizon Bank)	Nevada	Horizon Investments, Inc.

Horizon Statutory Trust I	Connecticut

Horizon Bancorp Capital Trust II	Delaware

Alliance Financial Statutory Trust I	Delaware

82